Exhibit 99.1

CONTACT: William Bassett, Chairman
FOR RELEASE
August 21, 2007

DECORATOR INDUSTRIES, INC. ANNOUNCES APPOINTMENT OF WILLIAM JOHNSON AS PRESIDENT

PEMBROKE PINES, Fla., Aug. 21 /PRNewswire-FirstCall/--DECORATOR INDUSTRIES, INC. (Amex-DII) announced the appointment of William Johnson as President. Mr. Johnson has been with the Company since 1997, serving as Corporate Controller until his promotion as Executive Vice President earlier this year.

Commenting on the appointment, William Bassett, the Company’s Chairman and Chief Executive Officer stated “Mr. Johnson has done an excellent job for the Company. In addition to his responsibilities as Controller, Mr. Johnson has had the responsibility for the development and implementation of the Company’s Enterprise Resource Planning system. These duties have enabled him to become thoroughly familiar with the operations of the Company and should provide a strong foundation for him in his new position”.

Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishings products, principally draperies, curtains, shades, blinds, valance boards, bedspreads, comforters, pillows, cushions and trailer tents. Decorator is a leading supplier to the manufactured housing and recreational vehicle markets and is a growing supplier to the hospitality market.

The Company has plants located in Haleyville and Red Bay, AL, Phoenix, AZ, Douglas, GA, Elkhart and Goshen, IN, Bossier City, LA, Salisbury, NC, Bloomsburg and Berwick, PA, and Abbotsford, WI. The company has administrative offices located in Pembroke Pines, FL and Hackensack, NJ.